Exhibit 99.1

ADC Reports First Quarter 2010 Financial Results

EPS improvement driven by strong margins and cost savings actions

MINNEAPOLIS--(BUSINESS WIRE)--February 8, 2010--ADC (NASDAQ: ADCT) today announced unaudited results for its first quarter ended January 1, 2010.

“ADC’s strong first quarter results demonstrate the positive impact of our ongoing efforts to streamline operations,” said Robert E. Switz, chairman, president and chief executive officer of ADC. “We delivered very good gross margins, managed operating expenses effectively in the face of what remains a challenging CAPEX-spending environment, and bolstered our already strong liquidity position. Based on these results, we’re pleased with the continued improvements in our financial performance and expect to demonstrate further progress as we move through fiscal 2010.

“As we continue to realize the benefits of our improved operations, we expect to drive additional earnings power by maintaining our commitment to creating a more effective and efficient organization,” added Switz. “We also are making strategic gains in the marketplace with our focus on the areas of greatest opportunity in fiber and wireless networks worldwide, exhibited in part by the strength of our business in China and a significant sequential increase in wireless sales in the first quarter.”

First Quarter Fiscal 2010 Results
Due to a change in our fiscal year to September 30, ADC is comparing first quarter 2010 results announced today with the proforma results for the prior year’s first quarter ended December 26, 2008 and the proforma results for the fourth quarter of fiscal 2009 ended September 30, 2009.

  GAAP earnings from continuing operations were $3.6 million, or $0.04 per share. These GAAP earnings include non-GAAP items of $1.7 million. Excluding these items, the non-GAAP (adjusted) net earnings for the quarter were $1.9 million, or $0.02 per share. A reconciliation of GAAP to non-GAAP financial measures is provided later in this press release.
  Net sales for first quarter totaled $265.6 million, compared to $299.7 million for the first quarter of fiscal 2009 and $291.2 million for the fourth quarter of 2009. The year-over-year decline reflects principally the impact of the global economic downturn, which was just beginning to impact the business at the same time last year. The sequential decrease is due primarily to expected seasonality and a decline in major carrier spending that the company referenced in its guidance at the end of the fourth quarter.

  First quarter gross margin was 34.7 percent compared to adjusted gross margins of 29.5 percent during the same quarter of last year and 34.4 percent in the previous quarter. The year-over-year margin increase was driven by the company’s successful actions to increase efficiency across its operating cost structure, which offset the negative impact of lower revenue.
  Operating expenses were $96.2 million compared to $98.8 million during the 2009 first quarter and $110.5 million during the 2009 fourth quarter. Excluding impairment and restructuring charges, intangible amortization and certain other charges from each period, adjusted operating expenses were $82.0 million compared to $78.1 million during the same quarter of last year and $78.6 million during the fourth quarter of the last fiscal year. As communicated in prior guidance, the operating expense increases are due primarily to higher stock-based compensation expense, which included a $4 million charge to reflect a change in assumptions. As a result of continuing cost actions and a return to normalized stock-based compensation levels, ADC expects to see lower adjusted operating expenses during the remainder of fiscal 2010.
  ADC’s GAAP earnings from continuing operations included $14.2 million of expenses, or $0.14 per share, related to purchased intangible amortization, restructuring and impairment and certain other charges. In addition to these expenses, ADC recorded a one-time gain of $15.9 million or $0.16 per share related to the sale of certain assets. Excluding these items, adjusted earnings per diluted share were $0.02. A reconciliation of GAAP to non-GAAP financial measures is provided later in this press release.
  ADC ended the first quarter with $609.5 million of liquidity, which excludes auction rate securities and restricted cash. The company generated cash from operating activities from continuing operations of $16.0 million and free cash flow of $9.3 million in the first quarter. Details of ADC’s cash balance can be found in the data and statistics portion of this release.
  Days sales outstanding improved from the previous quarter to approximately 58.1 days and inventory turns were slightly lower at 5.6 times.
  During the first quarter, the company divested its GSM base station and switching business from the Network Solutions business unit and its RF Worx Signal Management product line from the Global Connectivity business unit. Both transactions reflected opportunities to divest non-core portfolios while not impacting ADC’s growth strategies. The GSM base station and switching business is reported as a discontinued operation and, as a result, prior periods have been restated to exclude the results of this business.
  Financial performance of the Network Solutions business unit improved as revenue increased 17.2% from the previous quarter and 9.1% from last year’s first quarter. ADC is seeing a modest return to project spending related to in-building and outdoor microcellular wireless solutions by operators and enterprises worldwide.

Second Quarter Fiscal 2010 Outlook
For its second quarter of fiscal 2010 ending April 2, 2010, ADC announces the following guidance:

  Net sales are expected to be within the range of $260-280 million.
  GAAP diluted earnings per share are expected to be within the range of a loss of $.04 to earnings of $.06, which includes non-cash amortization expense of $0.05 per share and excludes potential non-cash charges or restructuring charges that the company cannot estimate at this time.

Conference Call and Webcast
ADC will discuss its first quarter 2010 results on a conference call scheduled for today, February 8, 5:00 p.m. Eastern time. The conference call can be accessed by domestic callers at (866) 503-0778 and by international callers at (973) 200-3388 (conference ID number 49809429) or on the Internet at www.adc.com/investor, by clicking on events and presentations. Starting today at 7:45 p.m. Eastern time, the replay of the call can be accessed for approximately 7 days by domestic callers at (800) 642–1687 and by international callers at (706) 645-9291 or on the Internet at www.adc.com/investor, by clicking on events and presentations.

A copy of this news release can be accessed at: www.adc.com/investorrelations/newsandcommunications/earningsreleases/

ADC uses its website as a means to disclose non-public information about the company and for complying with its disclosure obligations under SEC Regulation FD. These disclosures are made within the Investor Relations section of ADC’s website. Investors should monitor the Investor Relations section of ADC’s website, in addition to following ADC’s press releases, SEC filings, and public conference calls and webcasts. Information on our website is not incorporated into our SEC filings.

About ADC
ADC provides the connections for wireline, wireless, cable, broadcast, and enterprise networks around the world. ADC's innovative network infrastructure equipment and professional services enable high-speed Internet, data, video, and voice services to residential, business and mobile subscribers. ADC (NASDAQ: ADCT) has sales into more than 130 countries. Learn more about ADC at www.adc.com.

Cautionary Statement Regarding Forward Looking Information
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 that are based on management's current expectations and assumptions. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. In particular, statements on our expectations about economic and industry conditions, our cost savings initiatives and our net sales, earnings and other financial results could be affected by a variety of factors, such as: demand for equipment by telecommunication service providers and large enterprises; variations in demand for particular products in our portfolio and other factors that can impact our overall margins; our ability to operate our business to achieve, maintain and grow operating profitability; our ability to cut costs without adversely affecting the ability to serve our customers; changing regulatory conditions and macro-economic conditions both in our industry and in local and global markets that can influence the demand for our products and services; fluctuations in the market value of our common stock, which can be caused by many factors outside of our control; consolidation among our customers, competitors or vendors that can disrupt or displace customer relationships; our ability to keep pace with rapid technological change in our industry; our ability to make the proper strategic choices regarding acquisitions or divestitures; our ability to integrate the operations of any acquired business; increased competition within our industry and increased pricing pressure from our customers; our dependence on relatively few customers for a majority of our sales as well as potential sales growth in market segments we believe have the greatest potential; fluctuations in our operating results from quarter-to-quarter, which can be caused by many factors beyond our control; financial problems, work interruptions in operations or other difficulties faced by customers or vendors that can impact our sales, sales collections and ability to procure necessary materials, components and services to operate our business; our ability to protect our intellectual property rights and defend against potential infringement claims; possible limitations on our ability to raise any additional required capital; declines in the fair value and liquidity of auction-rate securities we hold; our ability to attract and retain qualified employees; our ability to manage our operations appropriately through potential impacts on our operations resulting from our cost reduction initiatives; the actual charges and costs associated with cost reduction initiatives as these can be subject to a variety of factors that may be different from expectations; potential liabilities that can arise if any of our products have design or manufacturing defects; our ability to obtain and the prices of raw materials, components and services; our dependence on contract manufacturers to make certain products; changes in interest rates, foreign currency exchange rates and equity securities prices, all of which will impact our operating results; political, economic and legal uncertainties related to doing business in China; our ability to defend or settle satisfactorily any litigation; and other risks and uncertainties including those identified in the section captioned Risk Factors in Item 1A of ADC's Annual Report on Form 10-K for the year ended September 30, 2009 and as may be updated in Item 1A of ADC's subsequent Quarterly Reports on Form 10-Q or other filings ADC makes with the SEC. ADC disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Reconciliation of non-GAAP and GAAP Financial Measures

Actuals
ADC Telecommunications, Inc.
Consolidated Non-GAAP Income and EPS Calculation - UNAUDITED
(In millions except per share amounts)

	FY2010	FY2009
	Q1	Q1	Q2	Q3	Q4	FY09
	1/1/2010	12/26/2008	3/27/2009	6/26/2009	9/30/2009	9/30/2009

GAAP Income (Loss) from Continuing Operations	$3.6	$(48.4)	$(434.0)	$15.2	$(17.7)	$(484.9)

Diluted GAAP Income (Loss) from Continuing Operations per Share	$0.04	$(0.46)	$(4.49)	$0.16	$(0.18)	$(4.88)

Non-GAAP adjustments:
Cost of goods sold adjustments:	-
Outdoor Wireless Inventory Charge	-	10.8	-	-	-	10.8
ACX Inventory Charge	-	3.2	-	-	-	3.2
Total cost of goods sold adjustments:	-	14.0	0.0	0.0	0.0	14.0

Operating expenses adjustments:
Amortization of Purchased Intangibles	4.9	8.1	6.8	5.8	5.2	25.9
Restructuring Charges	9.2	8.5	3.8	4.2	26.1	42.6
Other Impairment Charges	0.1	4.1	0.5	(0.1)	0.6	5.1
Intangibles impairment	-	-	41.4	-	-	41.4
One-time opex adjustments	-	-	-	(3.2)	-	(3.2)
Goodwill impairment	-	-	366.2	0.4	-	366.6
Total operating expenses adjustments:	14.2	20.7	418.7	7.1	31.9	478.4

Other income (expense) adjustments:
Gain on Sale of RF signal management product line	(15.9)
Write-down of investments in Auction Rate Securities	-	26.4	14.2	0.7	3.5	44.8
Impairment of investment in E-band Corp.	-	-	3.0	-	-	3.0
Total other income (expense) adjustments:	(15.9)	26.4	17.2	0.7	3.5	47.8

Provision (benefit) for income tax adjustments:
Tax benefit from Goodwill Impairment	-		(4.3)			(4.3)
Total provision (benefit) for income tax adjustments:	-	-	(4.3)	-	-	(4.3)

Total Non-GAAP adjustments:	$(1.7)	$61.1	$431.6	$7.8	$35.4	$535.9

Non-GAAP Income (Loss) from Continuing Operations	$1.9	$12.7	$(2.4)	$23.0	$17.7	$51.0

Diluted non-GAAP Income (Loss) from Continuing Operations per Share	$0.02	$0.12	$(0.02)	$0.24	$0.18	$0.51

Diluted shares outstanding - adjusted	97.9	105.9	96.6	97.4	98.1	99.4

Reasons for Presenting Non-GAAP Measures. The consolidated non-GAAP net income and non-GAAP EPS calculations above contain non-GAAP financial measures. ADC utilizes a number of different financial measures, both GAAP and non-GAAP, in analyzing and assessing our overall business performance, for making operating decisions and for forecasting and planning future periods. The non-GAAP financial measures ADC uses include non-GAAP net income from continuing operations and diluted non-GAAP net income from continuing operations per share. Non-GAAP net income from continuing operations is defined as net income from continuing operations excluding the items identified in the above table and the tax effect of these non-GAAP adjustments. These measures are used by some investors when assessing the performance of ADC. ADC believes the assessment of its operations excluding these items is relevant to the assessment of internal operations and comparisons to industry performance.

ADC believes these non-GAAP measures help illustrate ADC’s baseline performance before gains, losses or certain charges that are considered by ADC management to be outside of on-going operating results. Accordingly, ADC uses these non-GAAP measures to gain a better understanding of ADC’s comparative operating performance from period-to-period and as a basis for planning and forecasting future periods. ADC believes these non-GAAP measures, when read in conjunction with ADC’s GAAP financial statements and notes to the financial statements, provide valuable information to investors.

Items Excluded From Non-GAAP Measures. As described above, the calculation of non-GAAP net income from continuing operations excludes items in the following categories:

Amortization of Purchased Intangibles. ADC excludes amortization of intangible assets resulting from acquisitions to allow more accurate comparisons of its financial results to its historical operations, forward-looking guidance and the financial results of peer companies. ADC believes that providing a non-GAAP financial measure that excludes the amortization of acquisition-related intangible assets provides those reviewing ADC’s financial statements an enhanced understanding of historic and potential future financial results and also facilitates comparisons to the results of peer companies. Additionally, with respect to the amortization of acquisition-related intangible assets, if ADC had developed these intangible assets internally, the amortization of such intangible assets would have been expensed historically. ADC believes the assessment of its operations excluding these costs is relevant to the assessment of internal operations and comparisons to industry performance. Amortization of acquisition-related intangibles will recur in future periods.

Restructuring and Related Impairment of Long-Lived Assets. ADC excludes these items because it believes that they are not related directly to the underlying performance of ADC’s core business operations. These items are expected to recur in future periods.

Other Non-GAAP Adjustments. ADC excludes these items because it believes that they are not related directly to the underlying performance of ADC’s core business operations. These items generally are not expected to recur in future periods.

Reconciliation of the numerators and denominators non-GAAP diluted income (loss) per share from continuing operations. On both a GAAP and Non-GAAP basis, we are required to use the “if-converted” method for computing diluted earnings per share with respect to the shares reserved for issuance upon conversion of our convertible notes. Under this method, we first calculate diluted earnings per share on both a GAAP and Non-GAAP basis by dividing net income by our total diluted outstanding shares, excluding shares reserved for issuance upon conversion of our outstanding notes. We then calculate diluted earnings per share on both a GAAP and Non-GAAP basis by adding back the interest expense and the amortization of financing expenses on the convertible notes to net income and then dividing this amount by our total diluted outstanding shares, including those shares reserved for issuance upon conversion of the notes. We then select the lower of the two earnings per share calculations on both a GAAP and Non-GAAP basis to represent our GAAP and Non-GAAP diluted earnings per share.

Limitations. Each of the non-GAAP financial measures described above, and used in this consolidated non-GAAP EPS calculation and the related conference call, should not be considered in isolation from, or as a substitute for, a measure of financial performance prepared in accordance with GAAP. Further, investors are cautioned that there are inherent limitations associated with the use of each of these non-GAAP financial measures as an analytical tool. In particular, these non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and many of the adjustments to the GAAP financial measures reflect the exclusion of items that are recurring and will be reflected in ADC’s financial results for the foreseeable future. In addition, other companies, including other companies in ADC’s industry, may calculate non-GAAP financial measures differently than ADC does, limiting their usefulness as a comparative tool. ADC compensates for these limitations by providing specific information in the reconciliation included in this consolidated non-GAAP EPS calculation regarding the GAAP amounts excluded from the non-GAAP financial measures. In addition, as noted above and as required by law, ADC evaluates the non-GAAP financial measures together with the most directly comparable GAAP financial information.

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS - UNAUDITED
(In millions, except earnings per share)

	Three Months Ended
		Proforma	Proforma
	January 1,	December 26,	September 30,
	2010	2008	2009

Net Sales	$265.6	$299.7	$291.2
Cost of Sales	173.5	225.4	190.9
Gross Profit	92.1	74.3	100.3
Operating Expenses:
Research and development	16.3	17.0	15.9
Selling and administration	70.6	69.2	67.9
Impairment charges	0.1	4.1	0.6
Restructuring charges	9.2	8.5	26.1
Total operating expenses	96.2	98.8	110.5
Operating Income (Loss)	(4.1)	(24.5)	(10.2)
Other Income (Expense), Net	9.1	(28.0)	(9.0)
Income (Loss) Before Income Taxes	5.0	(52.5)	(19.2)
Provision (Benefit) for Income Taxes	1.4	(4.1)	(1.5)
Income (Loss) from Continuing Operations	3.6	(48.4)	(17.7)
Discontinued operations, Net of Tax	(14.6)	(2.0)	(2.9)
Net Loss	(11.0)	(50.4)	(20.6)
Net Income (Loss) Available to Non-Controlling Interest	(0.2)	0.7	0.2
Net Loss Available to ADC Common Shareowners	$(11.2)	$(49.7)	$(20.4)
Weighted Average Common Shares Outstanding - Basic	96.6	105.5	96.6
Weighted Average Common Shares Outstanding - Diluted	97.9	105.5	96.6
Basic Income (Loss) Per Share:
Continuing operations available to ADC common shareowners	$0.04	$(0.46)	$(0.18)
Discontinued operations available to ADC common shareowners	$(0.16)	$(0.01)	$(0.03)
Net loss per share available to ADC common shareowners	$(0.12)	$(0.47)	$(0.21)
Diluted Income (Loss) Per Share:
Continuing operations available to ADC common shareowners	$0.04	$(0.46)	$(0.18)
Discontinued operations available to ADC common shareowners	$(0.15)	$(0.01)	$(0.03)
Net loss per share available to ADC common shareowners	$(0.11)	$(0.47)	$(0.21)

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
BALANCE SHEET - UNAUDITED
(In millions)

	January 1,	September 30,
	2010	2009
ASSETS
Current Assets:
Cash and cash equivalents	$558.5	$535.5
Available for sale securities	51.0	-
Accounts receivable, net	171.6	180.1
Unbilled revenue	14.9	17.5
Inventories, net	123.9	124.6
Prepaid and other current assets	30.1	33.3
Assets of discontinued operations	-	9.8
Total current assets	950.0	900.8

Property and equipment, net	158.3	162.8
Restricted cash	22.6	25.0
Goodwill	5.6	0.2
Intangibles, net	89.0	93.3
Long-term available-for-sale securities	23.2	75.4
Other assets	87.4	86.1
Total assets	$1,336.1	$1,343.6
LIABILITIES AND SHAREOWNERS' INVESTMENT
Current Liabilities:
Current portion of long-term debt	$0.6	$0.6
Accounts payable	73.6	83.0
Accrued compensation and benefits	55.1	57.8
Other accrued liabilities	70.6	63.8
Income taxes payable	3.3	5.9
Restructuring accrual	27.0	22.5
Liabilities of discontinued operations	0.5	2.5
Total current liabilities	230.7	236.1
Pension obligations and other long-term liabilities	95.4	95.6
Long-term notes payable	650.9	651.0
Total liabilities	977.0	982.7

Shareowners' Investment	359.1	360.9

Total liabiliities and Shareowners' Investment	$1,336.1	$1,343.6

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
STATEMENT OF CASH FLOWS - UNAUDITED
(In millions)

	Three Months Ended

	January 1,	December 26,
	2010	2008

Operating Activities:
Income (loss) form continuing operations	$3.6	$(48.4)
Adjustments to reconcile income (loss) from continuing operations to net cash provided by (used by) operating activities from continuing operations:
Inventory write-offs	3.0	18.4
Write-down of intangibles and fixed assets	-	4.1
Write-down of available-for-sale investments	-	26.4
Restrructuring charges	9.2	8.5
Depreciation and amortization	15.6	19.0
Provision for bad debt	-	1.4
Change in warranty reserves	0.4	2.3
Non-cash stock compensation	6.4	4.1
Change in deferred income taxes	(0.3)	(0.1)
Gain on sale of property and equipment	-	(0.9)
Gain on sale of business	(15.9)	-
Other, net	(0.1)	12.8
Changes in operating assets and liabilities, net of acquisitions and divestitures:
Accounts receivable and unbilled revenues decrease	13.3	33.9
Inventories increase	(2.5)	(6.1)
Prepaid and other assets increase	(4.3)	(3.4)
Accounts payable decrease	(9.4)	(4.9)
Accrued liabilities decrease	(3.0)	(47.6)
Total cash provided by
operating activities from continuing operations	16.0	19.5
Total cash (used for) provided by
operating activities from discontinued operations	(1.7)	2.5
Total cash provided by operating activities	14.3	22.0
Investing Activities:
Acquisitions, net of cash acquired	(0.2)	2.7
Divestiture, net of cash disposed	12.7	-
Property, equipment and patent additions	(6.7)	(9.2)
Proceeds from disposal of property and equipment	-	4.4
Decrease in restricted cash	2.3	(1.8)
Sale of available-for-sale securities	2.0	11.8
Total cash provided by investing activities	10.1	7.9
Financing Activities:
Payments of financing costs	(1.5)	-
Debt payments	(0.2)	(0.9)
Common stock repurchase	-	(101.2)
Total cash used for financing activities	(1.7)	(102.1)
Effect of Exchange Rate Changes on Cash	0.3	(8.8)
Increase (Decrease) in Cash and Cash Equivalents	23.0	(81.0)
Cash and Cash Equivalents, beginning of period	535.5	601.9
Cash and Cash Equivalents, end of period	$558.5	$520.9

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
SEGMENT INCOME AND STATISTICS - UNAUDITED
(In millions)

	Three Months Ended
		Proforma
	January 1,	December 26,
	2010	2008	September 30, 2009

Net Sales by Segment
Global Connectivity Solutions	$201.5	$234.7	$227.9
Network Solutions	25.2	23.1	21.5
Professional Services	38.9	41.9	41.8
Total Net Sales by Segment	$265.6	$299.7	$291.2
Product Sales by Segment
Global Connectivity Solutions
Global Copper Connectivity	25%	30%	26%
Global Fiber Connectivity	33%	30%	33%
Global Enterprise Connectivity	15%	15%	16%
Wireline	3%	3%	3%
Total Global Connectivity Solutions	76%	78%	78%
Network Solutions	9%	8%	7%
Professional Services	15%	14%	15%
Total Product Sales by Segment	100%	100%	100%
Operating Income (loss) by Segment
Global Connectivity Solutions	$9.5	$0.4	$24.2
Network Solutions	(4.8)	(14.7)	(9.8)
Professional Services	0.4	2.4	2.1
Restructuring and Impairment Charges	(9.2)	(12.6)	(26.7)
Total Operating Income (loss) by Segment	$(4.1)	$(24.5)	$(10.2)

ADC TELECOMMUNICATIONS, INC. AND SUBSIDIARIES
OTHER GAAP DATA AND STATISTICS - UNAUDITED
(In millions)

		January 1,	September 30,
		2010	2009

Balance Sheet Data
Total Cash and Securities
Cash and cash equivalents		$558.5	$535.5
Short-term available-for-sale securities		51.0	-
Long-term available-for-sale securities		-	51.1
Long-term auction-rate-securities		23.2	24.3
Restricted cash		22.6	25.0
Total Cash and Securities		$655.3	$635.9
Notes Payable
Current portion of long-term notes payable		0.6	0.6
Long-term notes payable		650.9	651.0
Total Notes Payable		$651.5	$651.6

		January 1,	December 26,	September 30,
Statistics		2010	2008	2009
Days Sales Outstanding		58.1	54.3	55.7
Inventory turns - annualized		5.6	5.4	6.1

Gross Margin Reconciliation
Unaudited
(In millions)

The table below reconciles GAAP gross profit to Non-GAAP adjusted gross profit, illustrating the impact of certain Non-GAAP adjustments.

	Three Months Ended
		Proforma	Proforma
	January 1,	December 26,	September 30,
	2010	2008	2009

GAAP gross profit	$92.1	$74.3	$100.3
ADD Back:
Outdoor Wireless Inventory Charge	-	10.8	-
LGC Purchase Accounting Adjustment	-	3.2	-
Adjusted gross profit	$92.1	$88.3	$100.3
Adjusted gross profit %	34.7%	29.5%	34.4%

ADC-F

CONTACT:
ADC Investor Relations
Jon Oberle, 952-917-2507
or
ADC Media Relations
Mike Smith, 952-917-0306